Exhibit 99.1
The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Fiscal 2024 Fourth Quarter and Full-Year Results

•U.S. Consumer fiscal 2024 sales up 6 percent in line with guidance; POS units up 9 percent year-over-year
•Full-year GAAP gross margin rate of 23.9 percent; Non-GAAP adjusted gross margin rate up 340 basis points excluding one-time charges of 80 basis points
•Full-year GAAP loss per share of $0.61; Non-GAAP adjusted EPS of $2.29 including one-time charges of $0.35 per share
•Company exceeds free cash flow target of $1 billion over two years through fiscal 2024; Net leverage at 4.86x
•Non-GAAP adjusted EBITDA of $510 million at high end of guidance range when excluding $29 million of one-time charges

MARYSVILLE, Ohio, November 6, 2024 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden as well as a leader in indoor and hydroponic growing products, today announced its results for the full year and fourth quarter ended September 30, 2024.

“Our performance in fiscal 2024 serves as a testament to our financial turnaround,” said Jim Hagedorn, chairman, CEO and president of ScottsMiracle-Gro. “We delivered upon or exceeded the goals we set this year and returned to managing the business with an eye toward future growth and value creation.

“We’ve established a foundation for our three-year growth plan that is grounded in my mid-term priorities, and we expect to make substantial progress against these priorities in 2025. It’s important to recognize that throughout our recovery journey, we have upheld our commitment to shareholders while investing in the core strengths of our business to enhance our ability to deliver improved returns.”

Financial Results

Fourth Quarter Details
For the quarter ended September 30, 2024, total Company net sales were $414.7 million, an increase of 11 percent compared to $374.5 million a year ago. U.S. Consumer net sales increased 54 percent to $309.7 million from $201.0 million in the same period last year. U.S. Consumer segment favorability in the fourth quarter was mainly driven by normalization of shipment timing versus the same period last year.

Hawthorne segment sales decreased 46 percent, to $80.5 million, compared to $149.7 million in the fourth quarter last year, mainly driven by Hawthorne’s exit from distribution of third-party brands and a decline in sales from its professional horticultural lighting business.

GAAP and non-GAAP adjusted gross margin rates for the quarter were negative 7.1 percent and negative 3.1 percent, respectively. These compare to negative 15.2 percent and negative 8.8 percent, respectively, in the prior year with the year-over-year improvements mainly driven by fixed-cost leverage from higher sales volume. These improvements were partially offset by incremental charges of $29 million, worth 690 bps to the quarter non-GAAP rate, driven by excess and obsolete inventory write-offs associated with the previously announced wind-down of the AeroGarden indoor growing unit business.

Equity in loss of unconsolidated affiliates, which represents the Company’s share of the results of its live goods joint venture, Bonnie Plants, LLC, includes a non-cash, pre-tax impairment charge of $51.5 million recorded during the fourth quarter.

For the fourth quarter, the Company reported GAAP net loss of $244.0 million, or $4.29 per share, compared with the prior year’s fourth quarter loss of $468.4 million, or $8.33 per share. In addition to the live goods joint venture impairment, these results include pre-tax charges of $85.5 million, comprising $64.6 million of non-cash impairments of convertible debt investments related to RIV Capital, and restructuring and other charges of $20.9 million reflecting continued Project Springboard actions.

Non-GAAP adjusted net loss for the quarter, which excludes impairment, restructuring and other non-recurring items, was a loss of $131.5 million, or $2.31 per share, compared to a loss of $155.4 million, or $2.77 per share, for the same period last year.

Full Fiscal Year Details
For the fiscal year ended September 30, 2024, total Company net sales were roughly flat compared to prior year at $3.6 billion. U.S. Consumer segment sales increased 6 percent, to $3.0 billion, driven by incremental shelf space, new listings and promotions mainly in the gardens and controls businesses. Sales for the Hawthorne segment decreased 37 percent, to $294.7 million, primarily driven by the discontinuation of its third-party distribution business.

The company-wide gross margin rate was 23.9 percent on a GAAP basis and 26.3 percent on a non-GAAP adjusted basis compared with rates of 18.5 percent and 23.7 percent, respectively, a year ago. Improvements were primarily driven by annualization of distribution network savings, favorable segment mix and material cost deflation partially offset by negative pricing. These improvements were partially offset by the $29 million of incremental charges driven by the AeroGarden wind-down, worth 80 bps to the full year non-GAAP rate.

SG&A of $559.0 million was 15.7 percent of net sales, a 9-percent decrease from fiscal 2022 reflecting the Company’s previously announced cost-reduction efforts. Compared to prior year, SG&A is up 1 percent primarily on incremental media investments of $18 million in the U.S. Consumer segment partially offset by a reduction in amortization expense.

Other operating expense was $19.9 million primarily due to the discount cost on sales of accounts receivable under the Company’s accounts receivable sale agreement. Costs associated with previous accounts receivable financing facilities were included as a component of interest expense below operating income.

Interest expense decreased $19.3 million, to $158.8 million, for the year primarily due to a lower debt balance. The non-GAAP adjusted effective tax rate for the full year decreased to 28.5 percent from 36.6 percent last year. The prior-year rate was unfavorably impacted by the establishment of valuation allowances against certain deferred tax assets and lower pre-tax income.

GAAP net loss was $34.9 million, or $0.61 per share, compared with a loss of $380.1 million, or $6.79 per share, in the prior year. Non-GAAP adjusted earnings, which exclude impairment, restructuring and other non-recurring items, were $132.0 million, or $2.29 per diluted share, compared with $68.1 million, or $1.21 per diluted share, last year.

Non-GAAP adjusted EBITDA was $510.1 million for fiscal 2024 including one-time charges of $29 million related to the AeroGarden write-down and other items, compared to $446.9 million last year. The Company’s debt-to-EBITDA (leverage) ratio at the end of the year was 4.86 times and well below the fourth-quarter covenant maximum of 6.0 times. For leverage calculation purposes, $34 million of inventory write-downs and other items primarily related to the AeroGarden wind-down are excluded from EBITDA.

Free cash flow for fiscal 2024 was $583.5 million, compared to $438.2 million a year ago with improvements mainly driven by sales of accounts receivable and further reductions to inventory levels during the year. As of year-end, the Company achieved its stated goal of driving inventories to a sustainable level for the near-term below $600 million.

“Fiscal 2024 was a strong transition year for the Company in which we continued to transform the business while achieving meaningful top- and bottom-line growth in our core business,” said Matt Garth, chief financial officer and chief administrative officer. “We made strategic investments in marketing and innovation to drive sales and support the long-term health of our brands powered by additional efficiency gains across our organization.

“These investments, along with the difficult choices we made to discontinue underperforming business lines in fiscal 2024, position us to make positive strides towards our three-year financial targets shared at our July investor day. In fiscal 2025, we will achieve additional gross margin recovery, make incremental investments in our brands of at least $40 million and deliver meaningful adjusted EBITDA growth.”

Fiscal 2025 Outlook
The Company will outline its expectations for fiscal 2025 during today’s call.

Conference Call and Webcast Scheduled for 9 a.m. ET Today, November 6
The Company will discuss results during a video presentation via webcast today at 9 a.m. ET. To watch the Company presentation and listen to the question-and-answer session, please register in advance at this webcast link. For those planning to participate in the question-and-answer session that follows the video presentation, please register for the webcast to view the presentation in addition to registering in advance via this audio link to receive call-in details and a unique PIN. A replay of the conference call will also be available on the Company’s investor website where an archive of the press release and any accompanying information will remain available for at least a 12-month period.

Net Sales Details

Fiscal Fourth Quarter (July - September 2024)
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	53%	—%	1%	—%	54%
Hawthorne	(47)%	—%	1%	—%	(46)%
Other	7%	(1)%	(3)%	—%	3%
Total SMG	10%	—%	1%	—%	11%

Fiscal 2024 (October 2023 - September 2024)
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	7%	—%	(1)%	—%	6%
Hawthorne	(37)%	—%	—%	—%	(37)%
Other	3%	—%	(1)%	—%	2%
Total SMG	1%	—%	(1)%	—%	—%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Other includes the impact of acquisitions and divestitures and rounding impacts necessary to reconcile to net sales

About ScottsMiracle-Gro
With approximately $3.6 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•An economic downturn and economic uncertainty may adversely affect demand for the Company’s products;
•The Company’s operations, financial condition or reputation may be impaired if its information or operational technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•The highly competitive nature of the Company’s markets could adversely affect it ability to maintain or grow revenues;
•In the event of a disaster, the Company’s disaster recovery and business continuity plans may fail, which could adversely interrupt its operations;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•The Company may not successfully develop new product lines and products or improve existing product lines and products;
•The Company’s indebtedness could limit its flexibility and adversely affect its financial condition;
•If the Company underestimates or overestimates demand for its products and does not maintain appropriate inventory levels, its net sales and/or working capital could be negatively impacted;
•Disruptions in availability or increases in the prices of raw materials, fuel or transportation costs could adversely affect the Company’s results of operations;
•A significant interruption in the operation of the Company’s or its suppliers’ facilities could impact the Company’s capacity to produce products and service its customers, which could adversely affect the Company’s revenues and earnings;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations;
•Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s cost of doing business or limit its ability to market all of its products;

•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers, or a material reduction in the inventory of the Company’s products that they carry, could adversely affect the Company’s financial results;
•If the perception of the Company’s brands or organizational reputation are damaged, its consumers, distributors and retailers may react negatively, which could materially and adversely affect the Company’s business, financial condition and results of operations; and
•Hagedorn Partnership, L.P. beneficially owns approximately 24% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

For investor inquiries:
Aimee DeLuca
Sr. Vice President, Investor Relations
aimee.deluca@scotts.com
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 644-7044

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

		Three Months Ended			Twelve Months Ended
	Footnotes	September 30, 2024	September 30, 2023	% Change	September 30, 2024	September 30, 2023	% Change
Net sales		$414.7	$374.5	11%	$3,552.7	$3,551.3	—%
Cost of sales		427.5	407.5		2,618.7	2,708.3
Cost of sales—impairment, restructuring and other		16.8	23.9		83.5	185.7
Gross margin		(29.6)	(56.9)	48%	850.5	657.3	29%
% of sales		(7.1)%	(15.2)%		23.9%	18.5%
Operating expenses:
Selling, general and administrative		117.6	108.0	9%	559.0	551.3	1%
Impairment, restructuring and other		68.7	248.5		62.8	280.5
Other (income) expense, net		0.1	2.7		19.9	(0.1)
Income (loss) from operations		(216.0)	(416.1)	48%	208.8	(174.4)	220%
% of sales		(52.1)%	(111.1)%		5.9%	(4.9)%
Equity in loss of unconsolidated affiliates		61.6	104.6		68.1	101.1
Interest expense		33.1	40.0		158.8	178.1
Other non-operating (income) expense, net		1.4	—		5.5	(0.3)
Loss before income taxes		(312.1)	(560.7)	44%	(23.6)	(453.3)	95%
Income tax expense (benefit)		(68.1)	(92.3)		11.3	(73.2)
Net loss		$(244.0)	$(468.4)	48%	$(34.9)	$(380.1)	91%

Basic net loss per common share	(1)	$(4.29)	$(8.33)	48%	$(0.61)	$(6.79)	91%
Diluted net loss per common share	(2) (4)	$(4.29)	$(8.33)	48%	$(0.61)	$(6.79)	91%

Common shares used in basic net loss per share calculation		56.9	56.2	1%	56.8	56.0	1%
Common shares and potential common shares used in diluted net loss per share calculation		56.9	56.2	1%	56.8	56.0	1%

Non-GAAP results:
Adjusted net income (loss)	(3)	$(131.5)	$(155.4)	15%	$132.0	$68.1	94%
Adjusted diluted net income (loss) per common share	(2) (3) (4)	$(2.31)	$(2.77)	17%	$2.29	$1.21	89%
Adjusted EBITDA	(3)	$(97.2)	$(106.1)	8%	$510.1	$446.9	14%
Note: See accompanying footnotes.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)
The Company divides its operations into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business in the United States. Hawthorne consists of the Company’s indoor and hydroponic gardening business. Other primarily consists of the Company’s consumer lawn and garden business in Canada. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. In addition, Corporate consists of general and administrative expenses and certain other income and expense items not allocated to the business segments.

The performance of each reportable segment is evaluated based on several factors, including income (loss) before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Twelve Months Ended
	September 30, 2024	September 30, 2023	% Change	September 30, 2024	September 30, 2023	% Change
Net Sales:
U.S. Consumer	$309.7	$201.0	54%	$3,013.7	$2,843.7	6%
Hawthorne	80.5	149.7	(46)%	294.7	467.3	(37)%
Other	24.5	23.8	3%	244.3	240.3	2%
Consolidated	$414.7	$374.5	11%	$3,552.7	$3,551.3	—%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$(82.5)	$(99.3)	17%	$498.0	$454.1	10%
Hawthorne	(5.0)	(6.4)	22%	(14.2)	(48.1)	70%
Other	(8.2)	(9.4)	13%	4.7	12.4	(62)%
Total Segment Profit (Loss) (Non-GAAP)	(95.7)	(115.1)	17%	488.5	418.4	17%
Corporate	(30.9)	(24.3)		(117.7)	(101.6)
Intangible asset amortization	(3.9)	(4.4)		(15.7)	(25.2)
Impairment, restructuring and other	(85.5)	(272.3)		(146.3)	(466.0)
Equity in loss of unconsolidated affiliates	(61.6)	(104.6)		(68.1)	(101.1)
Interest expense	(33.1)	(40.0)		(158.8)	(178.1)
Other non-operating income (expense), net	(1.4)	—		(5.5)	0.3
Loss before income taxes (GAAP)	$(312.1)	$(560.7)	44%	$(23.6)	$(453.3)	95%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2024	September 30, 2023

ASSETS
Current assets:
Cash and cash equivalents	$71.6	$31.9
Accounts receivable, net	176.8	304.2
Inventories	587.5	880.3
Prepaid and other current assets	144.5	181.4
Total current assets	980.4	1,397.8
Investment in unconsolidated affiliates	45.2	91.9
Property, plant and equipment, net	609.5	610.3
Goodwill	243.9	243.9
Intangible assets, net	418.8	436.7
Other assets	574.1	633.1
Total assets	$2,871.9	$3,413.7
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$52.6	$52.3
Accounts payable	254.7	271.2
Other current liabilities	443.0	450.2
Total current liabilities	750.3	773.7
Long-term debt	2,174.2	2,557.4
Other liabilities	338.0	349.9
Total liabilities	3,262.5	3,681.0
Equity (deficit)	(390.6)	(267.3)
Total liabilities and equity (deficit)	$2,871.9	$3,413.7

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended September 30,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(34.9)	$(380.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment, restructuring and other	84.3	288.6
Share-based compensation expense	80.4	68.9
Depreciation	64.9	67.3
Amortization	15.7	25.2
Deferred taxes	9.3	(58.7)
Equity in loss of unconsolidated affiliates	68.1	101.1
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	128.2	77.7
Inventories	293.8	450.5
Prepaid and other current assets	10.2	18.6
Accounts payable	(1.6)	(153.6)
Other current liabilities	(45.4)	52.0
Other non-current items	(6.2)	(30.7)
Other, net	0.7	4.2
Net cash provided by operating activities	667.5	531.0
INVESTING ACTIVITIES
Proceeds from sale of long-lived assets	2.4	2.5
Investments in property, plant and equipment	(84.0)	(92.8)
Proceeds from loans receivable	—	37.0
Investments in unconsolidated affiliates	(21.4)	—
Other investing, net	2.6	(12.4)
Net cash used in investing activities	(100.4)	(65.7)
FINANCING ACTIVITIES
Borrowings under revolving and bank lines of credit and term loans	648.5	1,336.2
Repayments under revolving and bank lines of credit and term loans	(1,039.5)	(1,689.8)
Financing and issuance fees	—	(6.4)
Dividends paid	(151.3)	(149.1)
Purchase of Common Shares	(5.1)	(9.3)
Cash received from exercise of stock options	3.8	2.3
Other financing, net	15.7	(4.0)
Net cash used in financing activities	(527.9)	(520.1)
Effect of exchange rate changes on cash	0.5	(0.1)
Net increase (decrease) in cash and cash equivalents	39.7	(54.9)
Cash and cash equivalents at beginning of year	31.9	86.8
Cash and cash equivalents at end of year	$71.6	$31.9

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30, 2024			Three Months Ended September 30, 2023
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$(29.6)	$(16.8)	$(12.7)	$(56.9)	$(23.9)	$(33.0)
Gross margin as a % of sales	(7.1)%		(3.1)%	(15.2)%		(8.8)%
Loss from operations	(216.0)	(85.5)	(130.5)	(416.1)	(272.3)	(143.7)
Loss from operations as a % of sales	(52.1)%		(31.5)%	(111.1)%		(38.4)%
Equity in loss of unconsolidated affiliates	(61.6)	(51.5)	(10.1)	(104.6)	(94.7)	(9.9)
Loss before income taxes	(312.1)	(137.0)	(175.2)	(560.7)	(367.0)	(193.7)
Income tax benefit	(68.1)	(24.5)	(43.7)	(92.3)	(54.0)	(38.3)
Net loss	(244.0)	(112.4)	(131.5)	(468.4)	(313.0)	(155.4)
Diluted net loss per common share	(4.29)	(1.98)	(2.31)	(8.33)	(5.57)	(2.77)
Common shares and potential common shares used in diluted net loss per share calculation (4)	56.9		56.9	56.2		56.2

Calculation of Adjusted EBITDA (3):	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023
Net loss (GAAP)	$(244.0)	$(468.4)
Income tax benefit	(68.1)	(92.3)
Interest expense	33.1	40.0
Depreciation	16.1	17.8
Amortization	3.9	4.4
Impairment, restructuring and other charges	85.5	272.3
Equity in loss of unconsolidated affiliates	61.6	104.6
Interest income	(0.1)	(0.7)
Share-based compensation expense	14.8	16.2
Adjusted EBITDA (Non-GAAP)	$(97.2)	$(106.1)

Note: See accompanying footnotes.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Twelve Months Ended September 30, 2024			Twelve Months Ended September 30, 2023
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$850.5	$(83.5)	$933.9	$657.3	$(185.6)	$842.9
Gross margin as a % of sales	23.9%		26.3%	18.5%		23.7%
Income (loss) from operations	208.8	(146.3)	355.1	(174.4)	(466.0)	291.7
Income (loss) from operations as a % of sales	5.9%		10.0%	(4.9)%		8.2%
Equity in loss of unconsolidated affiliates	(68.1)	(61.9)	(6.2)	(101.1)	(94.7)	(6.4)
Income (loss) before income taxes	(23.6)	(208.2)	184.6	(453.3)	(560.7)	107.4
Income tax expense (benefit)	11.3	(41.3)	52.6	(73.2)	(112.6)	39.3
Net income (loss)	(34.9)	(166.9)	132.0	(380.1)	(448.1)	68.1
Diluted net income (loss) per common share	(0.61)	(2.89)	2.29	(6.79)	(7.95)	1.21
Common shares and potential common shares used in diluted net income (loss) per share calculation (4)	56.8		57.7	56.0		56.4

Calculation of Adjusted EBITDA (3):	Twelve Months Ended September 30, 2024	Twelve Months Ended September 30, 2023
Net loss (GAAP)	$(34.9)	$(380.1)
Income tax expense (benefit)	11.3	(73.2)
Interest expense	158.8	178.1
Depreciation	64.9	67.3
Amortization	15.7	25.2
Impairment, restructuring and other charges	146.3	466.0
Equity in loss of unconsolidated affiliates	68.1	101.1
Interest income	(0.5)	(6.4)
Share-based compensation expense	80.4	68.9
Adjusted EBITDA (Non-GAAP)	$510.1	$446.9

Note: See accompanying footnotes.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions)
(Unaudited)

	Year Ended September 30,
	2024	2023
Calculation of free cash flow (3):
Net cash provided by operating activities (GAAP)	$667.5	$531.0
Investments in property, plant and equipment	(84.0)	(92.8)
Free cash flow (Non-GAAP)	$583.5	$438.2

Note: See accompanying footnotes.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

(2)Diluted net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning, determine incentive compensation and monitor compliance with the financial covenants contained in the Company’s borrowing agreements because it believes that these non-GAAP financial measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these non-GAAP financial measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP:

Adjusted gross margin: Gross margin excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted equity in (income) loss of unconsolidated affiliates: Equity in (income) loss of unconsolidated affiliates excluding impairment charges.
Adjusted income (loss) before income taxes: Income (loss) before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted income tax expense (benefit): Income tax expense (benefit) excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted net income (loss): Net income (loss) excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted diluted net income (loss) per common share: Diluted net income (loss) per common share excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). A form of Adjusted EBITDA is used in agreements governing the Company’s outstanding indebtedness for debt covenant compliance purposes. Adjusted EBITDA as used in those agreements includes additional adjustments to the Adjusted EBITDA presented in the reconciliations above which may decrease or increase Adjusted EBITDA for purposes of the Company’s financial covenants.
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.

For the three and twelve months ended September 30, 2024, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During fiscal 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. As part of this restructuring initiative, the Company reduced the size of its supply chain network, reduced staffing levels and implemented other cost-reduction initiatives. The Company also accelerated the reduction of certain Hawthorne inventory, primarily lighting, growing environments and hardware products, to reduce our on hand inventory to align with the reduced network capacity. During the three months ended September 30, 2024, the Company incurred costs of $16.8 million in the “Cost of sales—impairment, restructuring and other” line and $2.9 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative primarily related to facility closure costs and impairment of right-of-use assets, intangible assets, property, plant and equipment and software. During the twelve months ended September 30, 2024, the Company incurred costs of $83.5 million in the “Cost of sales—impairment, restructuring and other” line and $5.9 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative primarily related to inventory write-down charges, employee termination benefits, facility closure costs and impairment of right-of-use assets, intangible assets, property, plant and equipment and software.
•During the three and twelve months ended September 30, 2024, the Company recognized a non-cash, pre-tax other-than-temporary impairment charge related to its convertible debt investments of $64.6 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.
•During the three and twelve months ended September 30, 2024, the Company recorded pre-tax impairment charges of $51.5 million and $61.9 million, respectively, associated with its investment in Bonnie Plants, LLC in the “Equity in loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations.
•During the three and twelve months ended September 30, 2024, the Company established a valuation allowance against certain deferred tax assets associated with non-cash impairment charges, which resulted in the recognition of additional tax expense of $15.6 million in the “Income tax expense (benefit)” line in the Condensed Consolidated Statements of Operations.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

•During the three and twelve months ended September 30, 2024, the Company recorded a gain of $0.0 million and $12.1 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with a payment received in resolution of a dispute with the former ownership group of a business that was acquired in fiscal 2022.

For the three and twelve months ended September 30, 2023, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the three and twelve months ended September 30, 2023, the Company recognized non-cash, pre-tax goodwill and intangible asset impairment charges of $127.9 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations, comprised of $117.7 million of finite-lived intangible asset impairment charges associated with the Hawthorne segment and $10.3 million of goodwill impairment charges associated with the Other segment.
•During the three and twelve months ended September 30, 2023, the Company recognized a non-cash, pre-tax other-than-temporary impairment charge related to its convertible debt investments of $101.3 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.
•During the three and twelve months ended September 30, 2023, the Company recognized a non-cash, pre-tax impairment charge of $94.7 million associated with its investment in Bonnie Plants, LLC in the “Equity in loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations.
•During the three and twelve months ended September 30, 2023, the Company established a valuation allowance against certain deferred tax assets associated with non-cash impairment charges, which resulted in the recognition of additional tax expense of $29.7 million in the “Income tax expense (benefit)” line in the Condensed Consolidated Statements of Operations.
•During fiscal 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. During the three and twelve months ended September 30, 2023, the Company incurred costs of $23.9 million and $184.8 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and $19.1 million and $44.1 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative primarily related to inventory write-down charges, employee termination benefits, facility closure costs and impairment of right-of-use assets and property, plant and equipment.

Forward Looking Non-GAAP Measures
In this release, the Company presents certain forward-looking non-GAAP measures. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on a GAAP outlook without unreasonable efforts. The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s GAAP results. As a result, the Company does not provide a reconciliation of forward-looking non-GAAP measures to GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(4)Due to the GAAP net loss for the three and twelve months ended September 30, 2024, diluted average common shares used in the GAAP diluted loss per common share calculation excluded potential Common Shares of 1.4 million and 0.9 million, respectively, because the effect of their inclusion would be anti-dilutive. Due to the non-GAAP net loss for the three months ended September 30, 2024, diluted average common shares used in the non-GAAP adjusted diluted loss per common share calculation excluded potential Common Shares of 1.4 million because the effect of their inclusion would be anti-dilutive. Diluted average common shares used in the non-GAAP adjusted diluted income per common share calculation for the twelve months ended September 30, 2024 included dilutive potential Common Shares of 0.9 million.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Due to the GAAP net loss for the three and twelve months ended September 30, 2023, diluted average common shares used in the GAAP diluted loss per common share calculation excluded potential Common Shares of 0.4 million because the effect of their inclusion would be anti-dilutive. Due to the non-GAAP net loss for the three months ended September 30, 2023, diluted average common shares used in the non-GAAP adjusted diluted loss per common share calculation excluded potential Common Shares of 0.4 million because the effect of their inclusion would be anti-dilutive. Diluted average common shares used in the non-GAAP adjusted diluted income per common share calculation for the twelve months ended September 30, 2023 included dilutive potential Common Shares of 0.4 million.